Exhibit 99.02

Chegg Announces Pricing of Follow-on Offering
August 2, 2017
SANTA CLARA, Calif., August 2, 2017 /PRNewswire/ -- Chegg, Inc. (NYSE: CHGG) today announced the pricing of its underwritten registered public follow-on offering of 10,000,000 shares of its common stock at a price to the public of $13.50 per share. Chegg also granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of its common stock. The offering is expected to close on August 8, 2017, subject to customary closing conditions.
Chegg expects to use the net proceeds from the offering for working capital and other general corporate purposes, which may include acquisitions of businesses, technologies or other assets.
Morgan Stanley, BofA Merrill Lynch and Allen & Company LLC are acting as joint book-running managers for the offering. Barrington Research and Northland Capital Markets are acting as co-managers.
An effective registration statement relating to these securities was filed with the Securities and Exchange Commission on July 31, 2017. The offering is being made only by means of an effective shelf registration statement, including a preliminary prospectus, and final prospectus, copies of which may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014 or from BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
SOURCE Chegg, Inc.
Investor Contact: Tracey Ford, ir@chegg.com; Media contact: Caroline Medeiros, press@chegg.com